UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2005

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd., Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Option Acceleration

On October 27, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Borland Software Corporation (“Borland” or the “Company”) approved the acceleration of vesting for all unvested stock options granted under the Company’s stock option plans on or prior to September 30, 2005 with an exercise price higher than the closing price of the Company’s Common Stock on November 4, 2005. Unvested stock options held by members of the Board of Directors were excluded from the vesting acceleration. The primary purpose of the accelerated vesting was to enable the Company to minimize recognizing future compensation expense associated with its outstanding options upon adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R will require that compensation expense associated with stock options be recognized in the statement of operations, rather that as a footnote disclosure in the Company’s consolidated statements. Assuming no material change in the Company’s current stock price, the Company estimates that the aggregate future expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $13 million, with approximately $8 million eliminated for 2006.

Executive Compensation

Severance

On October 27, 2005, the Compensation Committee approved the following severance benefits for certain Named Executive Officers listed in the Company’s 2005 proxy statement, specifically Kenneth R. Hahn, Timothy J. Stevens and Matthew A. Thompson, which supersedes severance provisions contained in their respective employment agreements (the “Severance Agreement”).

The Severance Agreement provides for severance benefits in the event of an involuntary termination of the executive’s employment without cause, as well as severance benefits in the event of an involuntary termination without cause or a constructive termination of employment in connection with a change in control of Borland.

With respect to an involuntary termination without cause (other than in connection with a change in control), the Severance Agreement provides for (i) a severance payment equal to 50% of the executive’s annual base salary and (ii) continuation of health coverage by having the Company pay the executive’s COBRA premiums for up to 12 months.

With respect to a termination in connection with a change in control, the Severance Agreement provides for severance benefits in the event of an involuntary termination without cause or a constructive termination of employment within the period beginning 2 months before and ending 12 months following the consummation of a change in control of Borland. The severance benefits provided under these circumstances consist of (i) a severance payment equal to 100% of the executive’s annual base salary; (ii) continuation of health coverage by having the Company pay the executive’s COBRA premiums for up to 12 months and (iii) accelerated vesting of all future equity awards, if any.

Stock Awards

On October 27, 2005, the Compensation Committee also approved the following equity awards to the Company’s Named Executive Officers listed below (the “November Grants”). The grant of these awards will be effective on November 4, 2005 and the stock options will have an exercise price equal to the fair market value of the Company’s common stock at the close of trading on November 4, 2005. The restricted stock awards included in the November Grants are to be granted in consideration for past and future services. The November Grants provide for quarterly vesting over the 24 months following the date of approval, provided however that all unvested shares shall vest in the event of an involuntary or constructive termination of employment within the period beginning 2 months before and ending 12 months following the consummation of a change in control of Borland.

Name of Officer	Title	# of Stock Option Shares	# of Restricted Stock Shares
Kenneth R. Hahn	SVP, Chief Financial Officer	100,000	125,000
Timothy J. Stevens	SVP, General Counsel	50,000	90,000
Matthew A. Thompson	SVP, Worldwide Sales	25,000	110,000

Item 2.02. Results of Operations and Financial Condition.

On November 1, 2005, the Company issued a press release announcing financial results for the third quarter of 2005. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in Item 2.02 of this report and Exhibit 99.1 attached hereto shall not be deemed “filed” by Borland for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. Except as shall be expressly set forth by specific reference in such filing, the information contained in this report under Item 2.02 and in Exhibit 99.1 shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by Borland, whether made before or after the date hereof regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Borland Software Corporation dated November 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

By:	/s/ Kenneth R. Hahn
Kenneth R. Hahn, Senior Vice President and Chief Financial Officer

Date: November 1, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Borland Software Corporation dated November 1, 2005.